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                     April 6, 2022

       Matthew P. Jordan
       Chief Financial Officer
       The RMR Group Inc.
       Two Newton Place
       255 Washington Street, Suite 300
       Newton, MA 02458-1634

                                                        Re: The RMR Group Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2021
                                                            Filed November 15,
2021
                                                            Form 8-K furnished
on January 27, 2022
                                                            File No. 001-37616

       Dear Mr. Jordan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services